As filed with the Securities and Exchange Commission on October 11, 2013
Registration No. 333-127073; Registration No. 333-152811;
Registration No. 333-169473; Registration No. 333-175765;
Registration No. 333-186091; Registration No. 333-190520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-127073

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152811

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-169473

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175765

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186091

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190520

Under

The Securities Act of 1933

Astex Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	91-1841574
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4140 Dublin Boulevard, Suite 200

Dublin, California, 94568

 (Address, including zip code, and telephone number, including area code, of principal executive offices)

2003 Stock Plan (as amended)

2008 Employee Stock Purchase Plan (as amended)

(Full title of the plan)

James S.J. Manuso, Ph.D.

Chief Executive Officer

Astex Pharmaceuticals, Inc.

4140 Dublin Boulevard, Suite 200

Dublin, California  94568

(Name and address of agent for service)

(925) 560-0100

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Astex Pharmaceuticals, Inc., a Delaware corporation (the “Company” or the “Registrant”), remove from registration all securities that remain unsold under the following registration statements (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (No. 333-127073), which was filed with the SEC on August 1, 2005, pertaining to the registration of 2,000,000 shares of common stock, $.001 par value, of the Company (“Shares”), reserved for future issuance under the 2003 Stock Plan.

•                  Registration Statement on Form S-8 (No. 333-152811), which was filed with the SEC on August 6, 2008, pertaining to the registration of 2,000,000 Shares reserved for future issuance under the 2003 Stock Plan; and the registration of 250,000 Shares reserved for future issuance under the 2008 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8 (No. 333-169473), which was filed with the SEC on September 17, 2010, pertaining to the registration of 4,000,000 Shares reserved for future issuance under the 2003 Stock Plan.

•                  Registration Statement on Form S-8 (No. 333-175765), which was filed with the SEC on July 25, 2011, pertaining to the registration of 250,000 Shares reserved for future issuance under the 2008 Employee Stock Purchase Plan; and the registration of 2,237,976  Shares reserved for future issuance upon the exercise of stock options outstanding under the Astex Therapeutics Limited stock option plans and assumed by the Company on July 20, 2011 pursuant to an Implementation Agreement by and among the Company and Astex Therapeutics Limited.

•                  Registration Statement on Form S-8 (No. 333-186091), which was filed with the SEC on January 18, 2013, pertaining to the registration of 3,500,000 Shares reserved for future issuance under the 2003 Stock Plan.

•                  Registration Statement on Form S-8 (No. 333-190520), which was filed with the SEC on August 9, 2013, pertaining to the registration of 250,000 Shares reserved for future issuance under the 2008 Employee Stock Purchase Plan.

On September 5, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Otsuka Pharmaceutical Co., Ltd., a Japanese joint stock company (“Parent”), and Autumn Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), providing for, among other things, the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent, pursuant to the procedure provided for under Section 251(h) of the Delaware General Corporation Law without any additional stockholder approvals. The Merger became effective on October 11, 2013 (the “Effective Time”) as a result of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

At the Effective Time, each Share issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned subsidiary of Parent, Acquisition Sub or the Company, or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $8.50 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold and unissued as of the date of these Post-Effective Amendments.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on October 11, 2013.

ASTEX PHARMACEUTICALS, INC.

By:	/s/ JAMES S.J. MANUSO
James S.J. Manuso, Ph.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES S.J. MANUSO	Chief Executive Officer (Principal Executive Officer)	October 11, 2013
James S.J. Manuso

/s/ HARREN JHOTI	President	October 9, 2013
Harren Jhoti

/s/ MICHAEL MOLKENTIN	Chief Financial Officer	October 11, 2013
Michael Molkentin	(Principal Financial and Accounting Officer)

/s/ TOSHIKI SUDO	Director	October 11, 2013
Toshiki Sudo

/s/ HAJIME SEKI	Director	October 11, 2013
Hajime Seki

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